EXHIBIT 10.6


                                 FIFTH AMENDMENT
                                       TO
                              EMPLOYMENT AGREEMENT


                 FIFTH AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment"), made as of July 1, 2002, by and between Greg Manning Auctions, Inc., a New York corporation having its principal office at 775 Passaic Avenue, West Caldwell, New Jersey 07006 (the "Company"), and Greg Manning, an individual residing at 5 Hunter's Glen Road, Far Hills, New Jersey 07931 (the "Executive").

                 WHEREAS, the Company and the Executive entered into an Employment Agreement dated as of May 14, 1993, as amended by an amendment effective as of June 30, 1995; by a second amendment effective as of July 1, 1997; by a third amendment effective as of July 1, 1999; and by a fourth amendment dated as of July 1, 2000 (as so amended, the "Agreement");

                 WHEREAS, the Company and the Executive desire to amend the Agreement in certain respects;

                 NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, desiring to be legally bound, hereby agree as follows:

                 1. Paragraph 1 of the Agreement is hereby amended to extend the term of the Agreement to June 30, 2005 (subject to earlier termination as provided in the Agreement).

                 2. Paragraph 3(a) of the Agreement is hereby amended to delete the first sentence thereof and insert in lieu thereof the following:

                  "(a) For the full, prompt and faithful performance of all of his duties and services hereunder, the Company shall pay the Executive an annual base salary of $400,000 per year for the period ending June 30, 2003, which salary shall increase to $450,000 for the period ending June 30, 2004; and to $500,000 for the period ending June 30, 2005."

                 3. Paragraph 3(b)(i) is hereby amended to read in its entirety as follows:

                  "(b) (i) In addition to such base salary, the Company shall pay the executive an annual cash bonus for each fiscal year during the period of his employment equal to (x) $50,000, plus (y) an amount equal to 10% of the Company's Audited Annual Pre-tax Income (as defined below) that exceeds $500,000 but does not exceed

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                  $7,500,000. The term "Audited Annual Pre-Tax Income"
                  shall mean the net income of the Company before Federal and state income taxes and deductions for any bonues paid under this Section 3(b) and under any other executive employment agreement entered into by the Company, determined in accordance with generally accepted accounting principles consistently applied."

                 4. A new sentence is hereby added to the beginning of paragraph 4 of the Agreement, reading as follows:

                  "4. Expenses. The Executive shall be entitled to full use of a Company owned or leased automobile, with all expenses paid by the Company. In addition..."

                 5. All capitalized terms used herein and not otherwise defined shall have their respective meanings as set forth in the Agreement.

                 6. This Amendment shall be effective for all purposes as of July 1, 2002. Except as hereby amended, all the terms and conditions of the Agreement shall remain in full force and effect.

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            IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                                    GREG MANNING AUCTIONS, INC.


                                    By: /s/ Larry Crawford
                                       --------------------------------------
                                       Larry Crawford, Chief Financial Officer


                                    /s/ Greg Manning
                                    ----------------
                                    Greg Manning